Exhibit 99.1

ESPRE Seeks to Re-Organize Under Chapter 11

CFM and MDS File Law Suits

PLANO, TX--(Marketwire - February 02, 2009) - Texas CFM Capital filed a lawsuit against ESPRE Solutions (OTCBB: EPRTE) on January 27, 2009 alleging breach of a contract with CFM Capital Limited for unpaid compensation in the amount of $225,000 plus other expenses. According to the records of ESPRE, CFM Capital Limited is beneficially owned by Peter Leighton, former president of ESPRE Solutions. CFM Capital Limited assigned its rights under the contract to Texas CFM Capital. In addition, Media Distribution Solutions, LLC (MDS) filed suit against ESPRE on January 30, 2009 alleging breach of contract seeking payment amounts in excess of $2 million. ESPRE had previously been in negotiations with MDS to terminate the contract, but discussions ended when ESPRE refused assignment of sub-licensing contracts MDS had sold to Vizeo Solutions, a company owned by Peter Leighton, and, All Link Live, Inc., a company planning services in the live video adult entertainment industry. ESPRE does not believe a breach has occurred in either contract and will dispute the claims.

As a result of these lawsuits, and probable liabilities previously disclosed by ESPRE pertaining to rescission rights of investors based on improper filings and commission payments to unregistered broker dealers, on January 30, 2009, ESPRE Solutions filed for protection under the Chapter 11 bankruptcy laws. The company seeks to re-organize and believes it has enough cash on hand to continue operations until such time a plan can be approved.

ESPRE previously announced on January 14, 2009, based on the opinion of legal counsel, the company should notify its senior lender, Dalcor Inc., of a likely default under the terms of their $5 million senior secured note. Subsequently, ESPRE received a notice of default from Dalcor with a demand to accelerate re-payment. The company has stated it is not able to re-pay the note at this time. Additional defaults now exist under the terms of the note, including the lawsuits from CFM and MDS.

Bill Hopke, ESPRE's President and CEO, stated, "We've been weighing various options and due to recent events and previously disclosed issues, made the decision to file under Chapter 11 giving us the ability to continue operating and developing our world class video software solutions. It's a very difficult time for any company to raise additional investment capital and recent disclosures recommended by our legal counsel increased our risk profile even more."

About ESPRE Solutions, Inc.

Dallas, Texas-based ESPRE Solutions (OTCBB: EPRTE) is a public company that is reinventing how enterprises work and exchange information and ideas by providing a truly viable solution for live, high-quality multimedia video collaboration. ESPRE harnesses the power of collaboration to extract the benefits of visually connecting global work groups and individuals to create, share and deliver live video content over the Internet. At the core of ESPRE, is the revolutionary video encoding and decoding (codec) services provided by the patented wavelet based Lightning Strike LSVX™ Codec. ESPRE's business strategy focuses on building strong partnerships by investing in companies that define the leading edge of video collaboration. To learn more about ESPRE or to experience the company's pioneering video compression technology, visit www.espresolutions.com. For more information on ESPRE Solutions, contact BG Moore at bmoore@espresolutions.com, 214-774-4206.

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BG Moore
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214-774-4206